Exhibit 10.156

DISCLOSURE LETTER

From:               Gener8 Maritime Inc. (“Gener8”)

299 Park Avenue 2nd Floor
New York, NY 10171

Fax No: +1 212 763 5603
Attention: Leonidas J. Vrondissis, CFO

To:                             Navig8 Limited (“Navig8”)

VL8 Pool Inc. (“VL8 Pool”)
V8 Pool Inc. (“V8 Pool”)
VL8 Management Inc. (“VL8 Management”)
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands

Attention: Daniel Chu, Secretary

and:                       Navig8 Asia Pte Ltd (“Navig8 Asia”)

Three Temasek Avenue
#25-01 Centennial Tower
Singapore 039190

June 12, 2015

Dear Sirs

Agreement and Plan of Merger and related agreements

We refer to the Agreement and Plan of Merger dated February 24, 2015 (the “Merger Agreement”) between (i) Gener8 (formerly General Maritime Corporation) (ii) Gener8 Maritime Acquisition, Inc. (“Gener8 Acquisition”) (iii) Navig8 Crude Tankers Inc. (“Navig8 Crude”) and (iv) each of the equityholders’ representatives named therein whereby, subject to certain terms and conditions, on May 7, 2015 Gener8 Acquisition merged into and with Navig8 Crude (the “Merger”); with Navig8 Crude continuing as the surviving corporation as a wholly owned subsidiary of Gener8 and being renamed Gener8 Maritime Subsidiary Inc. (“Gener8 Subsidiary”).

In connection with the Merger, various VLCC, Suezmax and Aframax vessel-owning subsidiaries of Gener8, including but not limited to Gener8 Subsidiary and its 14 special purpose subsidiaries acquired as part of the Merger (together the “Subsidiaries”), have each entered into on June 11, 2015 a Pool Agreement and associated Time Charterparty (as the case may be), either (a) with VL8 Pool in respect of any VLCC vessels or (b) with V8 Pool in respect of any Suezmax and certain Aframax vessels; each such vessel owned by or under construction and to be owned by the relevant Subsidiary and which (i) in the case of the VLCC vessels, shall on delivery into the VL8 Pool be commercially managed by VL8 Management under a Commercial Management Agreement dated September 1, 2010 between VL8 Pool and VL8 Management; or (ii) in the case of the Suezmax and the Aframax vessels, shall on delivery into the V8 Pool be managed by Navig8 Asia pursuant to a Commercial Management Agreement dated September 1, 2009 and made between V8 Pool and Navig8 Asia (such Pool Agreements, Time Charterparties and Commercial Management Agreements being together the “Commercial Documents”).

In this Letter, “Group Company” means in relation to a Disclosure Party to this Letter any entity that directly or indirectly controls that party, or is controlled by that party, or is another entity controlled directly or indirectly by the entity which controls that party.

For the purposes of this Letter references to “Gener8” shall be references to Gener8 and its Group Companies, including the Subsidiaries and references to “Navig8” shall be to Navig8 and its Group Companies and together these companies shall be referred to in this Letter as the “Disclosure Parties”.

Each of the Commercial Documents contains confidentiality restrictions which the parties to this Letter wish to deal with in the manner hereinafter appearing.

Permitted Disclosures

The confidentiality and non-disclosure provisions set out in each of the Commercial Documents shall not apply, and a Disclosure Party may disclose information which would otherwise be confidential and/or where it would otherwise be precluded from disclosing the same by the relevant Commercial Document (and, where so required, copies of the Commercial Documents themselves) to the extent:

1                                         required to allow a Disclosure Party to comply with any contractual obligations existing at the date of the relevant Commercial Document;

2                                         required to allow a Disclosure Party to report its financial performance to its shareholders and/or (for the purposes of assessing the assets and income of such persons) to any present investors or, on a confidential basis, any prospective investors or lenders to any of such persons;

3                                         required to allow a Disclosure Party to make disclosures on a confidential basis to present or prospective investors in or lenders to any such entity (or their respective advisers) or in connection with any merger, acquisition, disposal or divestment or the financing of any of the same or any holding in any such entity;

4                                         required to allow or in contemplation of the initial public offering or any private placement or any further issue or offering of securities (including for the avoidance of doubt in connection with any merger, acquisition, disposal or divestment and whether or not the same are to be publicly traded) in a Disclosure Party, including for the avoidance of doubt, filing any registration statements or other documentation with the Securities and Exchange Commission or any other regulatory authorities for such purposes;

5                                         information is disclosed to the directors, board observers, employees, officers, agents, professional advisers, insurers, auditors or bankers of any party to the extent necessary or reasonable for such persons to obtain the same for the purpose of discharging their responsibilities and provided, in relation to board observers, agents, insurers, bankers or professional advisers which are not covered by professional duties of confidentiality, such persons are obliged to keep the applicable information confidential;

6                                         information is disclosed to vest the full benefit of or to enforce any rights conferred by any of the Commercial Documents on any party to the same or in connection with any legal proceedings arising out of or in connection with any of the Commercial Documents; and

7                                         information is required to be disclosed (whether or not such requirement has the force of law) to a court or other authority of competent jurisdiction or taxation authority, governmental, official or regulatory or supervisory body or authority or to inspectors or others authorised by such a body or authority or as otherwise required by the law of any relevant jurisdiction or to any relevant securities exchange or as otherwise required by the law of any relevant jurisdiction.

This letter shall have retroactive effect and shall apply equally to any disclosures made by a Disclosure Party prior to the date hereof which would otherwise fall within the terms of this Letter and accordingly each party waives any rights in respect of such disclosures.

This Letter and any dispute or claim arising out of or in connection with it or its subject matter or the agreement recorded in it (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales. The parties agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Letter or its subject matter (including non-contractual disputes or claims).

Please acknowledge receipt and acceptance of the terms of this Letter by signing a copy where indicated below, dating and returning it to us.

Yours faithfully,

/s/ L.J. Vrondissis

Gener8 Maritime, Inc.

By: L.J. Vrondissis

Name: L.J. Vrondissis

Title: CFO/EVP

We hereby acknowledge receipt and accept the terms contained in this Letter

Signed	/s/ Philip Stone	Date June 12 2015

Navig8 Limited

Signed	/s/ Daniel Chu	Date June 12 2015

VL8 Pool Inc.

Signed	/s/ Daniel Chu	Date June 12 2015

V8 Pool Inc.

Signed	/s/ Philip Stone	Date June 12 2015

VL8 Management Inc.

Signed	/s/ Philip Stone	Date June 12 2015

Navig8 Asia Pte Ltd